Exhibit 99.1

PRESS RELEASE

Investor Relations:

Mark Alexee

303-605-1042

Chipotle Mexican Grill, Inc. Announces Fourth Quarter and Full Year 2014 Results

Denver, Colorado – (Business Wire) – February 3, 2015 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and full year ended December 31, 2014.

Highlights for the fourth quarter of 2014 as compared to the fourth quarter of 2013 include:

•	Revenue increased 26.7% to $1.07 billion

•	Comparable restaurant sales increased 16.1%

•	Restaurant level operating margin was 26.6%, an increase of 100 basis points

•	Net income was $121.2 million, an increase of 52.3%

•	Diluted earnings per share was $3.84, an increase of 51.8%

•	Opened 60 new restaurants

Highlights for the twelve months ended December 31, 2014 as compared to the prior year include:

•	Revenue increased 27.8% to $4.11 billion

•	Comparable restaurant sales increased 16.8%

•	Restaurant level operating margin was 27.2%, an increase of 60 basis points

•	Net income was $445.4 million, an increase of 36.0%

•	Diluted earnings per share was $14.13, an increase of 35.0%

•	Opened 192 new restaurants

“We continue to make significant progress on our important journey to change the way people think about and eat fast food,” said Steve Ells, chairman and co-CEO of Chipotle. “Consumer trends are changing, which we believe is a great result of people becoming more discerning about where their food comes from, how it was raised, and how their meal was prepared. The continued loyalty we see from our customers, as well as third party research, and the growing number of concepts imitating Chipotle, all point to the relevance of our vision and the impact we are having on food culture. We are delighted to see that this vision, a very lofty goal, is becoming a reality.”

Results for the fourth quarter 2014

Revenue for the quarter was $1.07 billion, up 26.7% from the prior year period. The growth in revenue was the result of a 16.1% increase in comparable restaurant sales and new restaurant openings. Comparable restaurant sales growth was primarily driven by an increase in customer visits, as well as the benefit of a nationwide menu price increase taken last summer.

During the quarter we opened 60 new restaurants, bringing the total restaurant count to 1,783.

Food costs were 35.0% of revenue, an increase of 110 basis points due primarily to higher dairy and beef costs, partially offset by the benefit from the menu price increase.

Restaurant level operating margin was 26.6% in the quarter, an increase of 100 basis points from the prior year period. The increase was primarily driven by favorable sales leverage partially offset by higher food costs.

General and administrative expenses were 5.7% of revenue, down 90 basis points from the prior year primarily due to the timing of our accrual for annual bonus and increased acceleration of stock compensation expense into the first three quarters of the year as another officer achieved retiree status during 2014.

Net income for the fourth quarter of 2014 was $121.2 million, or $3.84 per diluted share, compared to $79.6 million, or $2.53 per diluted share, in the fourth quarter of 2013.

Results for the full year ended December 31, 2014

Revenue for the full year of 2014 was $4.11 billion, up 27.8% from the prior year. The growth in revenue was the result of a 16.8% increase in comparable restaurant sales and new restaurant openings. Comparable restaurant sales growth was primarily driven by an increase in customer visits, along with the benefit of the nationwide menu price increase taken last summer.

During the full year, we opened 192 new restaurants.

Food costs were 34.6% of revenue, an increase of 120 basis points basis points due primarily to higher beef, avocado and dairy costs, partially offset by the menu price increase.

Restaurant level operating margin was 27.2% for the full year 2014, an increase of 60 basis points from the prior year. The increase was primarily driven by favorable sales leverage partially offset by higher food costs.

General and administrative expenses for the full year 2014 were 6.7% of revenue, 40 basis points higher than the prior year. The increase as a percent of revenue was driven by higher stock based compensation expense and costs in 2014 from our biennial All Managers’ Conference, partially offset by favorable sales leverage.

Net income for the full year 2014 was $445.4 million, or $14.13 per diluted share, compared to $327.4 million, or $10.47 per diluted share for 2013.

Our Board of Directors has also approved the investment of up to an additional $100 million, exclusive of commissions, to repurchase shares of our common stock. This repurchase authorization, in addition to up to approximately $98 million available as of February 2nd for repurchases under a previously announced repurchase authorization, may be modified, suspended, or discontinued at any time.

“Our performance is the direct result of the vision we have set for ourselves and the development of a people culture that makes it possible to pursue such an ambitious goal,” said Monty Moran, co-CEO at Chipotle. “By hiring teams of top performers and empowering them to achieve high standards, we are constantly enhancing the experience we provide in our restaurants and our potential to continue to provide great results for our shareholders.”

Outlook

For 2015, management expects the following:

•	190 – 205 new restaurant openings

•	Low to mid-single digit comparable restaurant sales increases

•	An estimated effective tax rate of 39.0%, which excludes federal work opportunity and R&D credits, which have not been renewed for 2015.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refer to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss complete fourth quarter and full year 2014 financial results on Tuesday, February 3, 2015 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-800-967-7135 or for international callers by dialing 1-719-325-2122. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 3513793. The replay will be available until February 10, 2015. The call will be webcast live from the company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and operates more than 1,780 restaurants, including 17 Chipotle restaurants outside the US, nine ShopHouse Southeast Asian Kitchen restaurants, and is an investor in an entity that owns and operates two Pizzeria Locale restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding consumer trends and the impact of our vision to change the way the world thinks about and eats fast food, statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales, and effective tax rates in 2015, and statements regarding our potential to achieve results for shareholders are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as changes in consumer preferences or decreased consumer spending, our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; the risk of food-borne illnesses and other health concerns about our food or dining out generally; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities related to advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies and ability to protect our brand and reputation; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended December 31
	2014		2013
Revenue	$1,069,811	100.0%	$844,147	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	373,991	35.0	285,912	33.9
Labor	237,310	22.2	193,818	23.0
Occupancy	60,930	5.7	52,795	6.3
Other operating costs	112,732	10.5	95,389	11.3
General and administrative expenses	60,929	5.7	55,844	6.6
Depreciation and amortization	29,750	2.8	24,903	3.0
Pre-opening costs	4,088	0.4	4,775	0.6
Loss on disposal of assets	2,209	0.2	1,607	0.2

Total operating expenses	881,939	82.4	715,043	84.7

Income from operations	187,872	17.6	129,104	15.3
Interest and other income (expense), net	885	0.1	390	—

Income before income taxes	188,757	17.6	129,494	15.3
Provision for income taxes	(67,523)	(6.3)	(49,872)	(5.9)

Net income	$121,234	11.3%	$79,622	9.4%

Other comprehensive income:
Foreign currency translation adjustments	(1,008)		222

Comprehensive income	$120,226		$79,844

Earnings per share:
Basic	$3.91		$2.57

Diluted	$3.84		$2.53

Weighted average common shares outstanding:
Basic	31,024		31,019

Diluted	31,542		31,425

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Years ended December 31
	2014		2013
Revenue	$4,108,269	100.0%	$3,214,591	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,420,994	34.6	1,073,514	33.4
Labor	904,407	22.0	739,800	23.0
Occupancy	230,868	5.6	199,107	6.2
Other operating costs	434,244	10.6	347,401	10.8
General and administrative expenses	273,897	6.7	203,733	6.3
Depreciation and amortization	110,474	2.7	96,054	3.0
Pre-opening costs	15,609	0.4	15,511	0.5
Loss on disposal of assets	6,976	0.2	6,751	0.2

Total operating expenses	3,397,469	82.7	2,681,871	83.4

Income from operations	710,800	17.3	532,720	16.6
Interest and other income (expense), net	3,503	0.1	1,751	0.1

Income before income taxes	714,303	17.4	534,471	16.6
Provision for income taxes	(268,929)	(6.5)	(207,033)	(6.4)

Net income	$445,374	10.8%	$327,438	10.2%

Other comprehensive income:
Foreign currency translation adjustments	(2,049)		596

Comprehensive income	$443,325		$328,034

Earnings per share:
Basic	$14.35		$10.58

Diluted	$14.13		$10.47

Weighted average common shares outstanding:
Basic	31,038		30,957

Diluted	31,512		31,281

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

(unaudited)

	December 31
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$419,465	$323,203
Accounts receivable, net of allowance for doubtful accounts of $1,199 and $1,190 as of December 31, 2014 and December 31, 2013, respectively	34,839	24,016
Inventory	15,332	13,044
Current deferred tax asset	18,968	13,212
Prepaid expenses and other current assets	34,795	34,204
Income tax receivable	16,488	3,657
Investments	338,592	254,971

Total current assets	878,479	666,307
Leasehold improvements, property and equipment, net	1,106,984	963,238
Long term investments	496,106	313,863
Other assets	42,777	43,933
Goodwill	21,939	21,939

Total assets	$2,546,285	$2,009,280

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$69,613	$59,022
Accrued payroll and benefits	73,894	67,195
Accrued liabilities	102,203	73,011

Total current liabilities	245,710	199,228
Deferred rent	219,414	192,739
Deferred income tax liability	40,529	55,434
Other liabilities	28,263	23,591

Total liabilities	533,916	470,992

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2014 and December 31, 2013, respectively	—	—
Common stock $0.01 par value, 230,000 shares authorized, and 35,394 and 35,245 shares issued as of December 31, 2014 and December 31, 2013, respectively	354	352
Additional paid-in capital	1,038,932	919,840
Treasury stock, at cost, 4,367 and 4,212 common shares at December 31, 2014 and December 31, 2013, respectively	(748,759)	(660,421)
Accumulated other comprehensive income	(429)	1,620
Retained earnings	1,722,271	1,276,897

Total shareholders’ equity	2,012,369	1,538,288

Total liabilities and shareholders’ equity	$2,546,285	$2,009,280

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Years ended December 31
	2014	2013
Operating activities
Net income	$445,374	$327,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	110,474	96,054
Deferred income tax (benefit) provision	(20,671)	2,103
Loss on disposal of assets	6,976	6,751
Bad debt allowance	9	19
Stock-based compensation expense	96,440	63,657
Excess tax benefit on stock-based compensation	(21,667)	(38,379)
Other	104	507
Changes in operating assets and liabilities:
Accounts receivable	(10,966)	(7,238)
Inventory	(2,307)	(1,950)
Prepaid expenses and other current assets	(658)	(6,806)
Other assets	1,071	(1,354)
Accounts payable	2,168	2,052
Accrued liabilities	35,019	12,020
Income tax payable/receivable	8,831	44,334
Deferred rent	27,025	25,715
Other long-term liabilities	4,845	3,857

Net cash provided by operating activities	682,067	528,780

Investing activities
Purchases of leasehold improvements, property and equipment	(252,590)	(199,926)
Purchases of investments	(521,004)	(387,639)
Maturities of investments	254,750	159,250

Net cash used in investing activities	(518,844)	(428,315)

Financing activities
Acquisition of treasury stock	(88,338)	(138,903)
Excess tax benefit on stock-based compensation	21,667	38,379
Stock plan transactions and other financing activities	(66)	173

Net cash used in financing activities	(66,737)	(100,351)

Effect of exchange rate changes on cash and cash equivalents	(224)	536
Net change in cash and cash equivalents	96,262	650
Cash and cash equivalents at beginning of year	323,203	322,553

Cash and cash equivalents at end of year	$419,465	$323,203

Supplemental disclosures of cash flow information
Income taxes paid	$280,687	$160,973

Increase in purchases of leasehold improvements, property and equipment accrued in accounts payable and accrued liabilities	$9,424	$(1,736)

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar.31, 2014	Dec.31, 2013
Number of restaurants opened	60	43	45	44	56
Restaurant relocations	(1)	—	(1)	(2)	—
Number of restaurants at end of period	1,783	1,724	1,681	1,637	1,595
Average restaurant sales	$2,472	$2,403	$2,307	$2,226	$2,169
Comparable restaurant sales increases	16.1%	19.8%	17.3%	13.4%	9.3%